Exhibit 10.27

LICENSE AGREEMENT

This Agreement is entered into effective December 22, 1999 (the “Effective Date”) by and between Howard Delman, an individual residing at 415 South 12th Street, San Jose, California 95112 (“Delman”) and Secure Computing Corporation, a Delaware corporation with offices located at One Almaden Boulevard, San Jose, California 95113 (“Secure”).

WHEREAS, Secure has designed and developed a new token product line (the “Product”); and

WHEREAS, Delman has designed and developed, based on technology provided by Secure Computing, enhanced software (the “Licensed Technology”) as embodied in a programmed chip (the “Licensed Chip”) for use in Secure’s Product; and

WHEREAS, the parties desire that Secure obtain exclusive rights to the Licensed Technology under the terms and conditions hereinafter set forth; the parties hereby agree, as follows:

1. Technology Transfer. Upon execution of this Agreement, Delman shall deliver to Secure, or its agents, the object code for the Licensed Technology, and such other technical information, such as schematics and part lists, as Delman, in his sole reasonable discretion, deems appropriate for purposes of the exercise by Secure of its license rights hereunder. Thereafter, Delman shall provide reasonable assistance to Secure and its suppliers, as follows:

(a)	Incorporating the Licensed Technology into commercial versions of the Product;

(b)	Developing a new token product line for use with the Licensed Technology; and

(c)	Being available for general technical consultation regarding products utilizing the Licensed Technology, subject to Section 7.

2. Grant of License. In consideration of the royalty payments as set forth herein below, Delman hereby grants Secure a worldwide, exclusive license, without right to sublicense, under Delman’s Intellectual Property Rights to make, use and sell the Licensed Technology as integrated into the Product. The license shall be irrevocable and perpetual except as provided in Section 4. For this purpose, Delman’s Intellectual Property Rights means any and all inventions, original works of authorship, developments, concepts, improvements, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under the copyright or similar laws, but only insofar as the foregoing are applicable to the Licensed Technology. Except as set forth in Section 10, it is understood that the source code for the programming of the Licensed Technology is not licensed hereunder and that this source code remains the exclusive property of Delman; Secure agrees that it will not reverse-engineer, disassemble, or otherwise attempt to derive the source code, programming algorithms, or flow charts from the object code, or from any device or medium containing the object code.

3. Commercialization. Delman agrees that decisions regarding the development, production, and commercialization of products utilizing the Licensed Technology are within Secure’s sole reasonable discretion. Secure, or its agents, shall have the sole responsibility for mechanical layout; packaging; printed circuit board (PCB) design, fabrication, and assembly; designing, sourcing, and certifying components, other than the Licensed Technology; and the manufacture of the physical Product.

4. Royalties. Secure shall pay Delman a royalty based on each Licensed Chip embodied in a Product delivered by Secure for regular commercial use, as follows:

U.S. $0.75 per Licensed Chip for the first 500,000 Products,

U.S. $0.62 per Licensed Chip for the next 500,000 Products, and

U.S. $0.65 per Licensed Chip thereafter.

Within thirty (30)days following the end of each calendar quarter, Secure shall provide a royalty report showing i) the quantity of royalty-bearing Products that incorporates the Licensed Technology delivered for regular commercial use during such calendar quarter, ii) any adjustments due as a result of errors in previous quarterly reports, and iii) the amount of the royalty fees due and payable for the calendar quarter. Secure shall make payment of royalty fees for each copy of the Licensed Technology sublicensed hereunder within thirty (30) days after submission of the required report as specified above. Late payments shall bear interest at the lesser of 1-1/2 percent per month or the maximum rate permitted by law.

Secure shall maintain its business records and documents relating to such sales for a period of three years following the end of each month. Delman, or his agents, may inspect such records upon reasonable notice. If such inspection reveals a shortfall of 10% or more in the reporting of royalties, Secure shall pay Delman for his costs and time, at reasonable rates, in conducting the inspection. If Secure shall fail to make reports and royalty payments as herein required, Delman may terminate this Agreement, upon written notice which shall become effective 30 days thereafter unless such failure is cured by then. In the event of such termination, Secure shall no longer have the right to sell or deliver products embodying the Licensed Technology.

Notwithstanding the above, Delman grants Secure a royalty-free right to reproduce and use the Licensed Technology and any documentation as needed for the purpose of demonstrating, providing support and marketing the Product incorporating the Licensed Technology to Sccurc’s partners, and End Users.

5. Warranties.

(a) Delman represents and warrants that he has legal title and rights of ownership of the Licensed Technology and supplemental documentation, and that he has full power and authority to provide the license granted by this Agreement to Secure.

(b) Delman warrants that for a period of ninety (90) days following any updates or enhancements to the Licensed Technology, the Product incorporating the Licensed Technology will perform substantially in accordance with Delman’s written documentation under normal use. Delman does not warrant that the functions contained in the Licensed Technology will meet Secure’s requirements or that its operation will be uninterrupted or error-free. Delman’s entire liability and Secure’s exclusive remedy shall be the correction of any non-conformance by repair or replacement of the Licensed Technology.

(c) Delman warrants that the Licensed Technology will accurately process and present calendar dates on or after (and, if applicable, spans of time including) January 1, 2000, and the occurrence in or use by the Licensed Technology of dates before, on or after January 1, 2000 will not adversely affect Secure’s use of the Licensed Technology with respect to date-dependent data and computations, provided that all other technology used in conjunction with the Licensed Technology is similarly compliant

(d) Delman warrants that he is unaware of any third party rights that may be infringed by the exercise of the license herein granted.

(e) THE WARRANTIES STATED HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER NONINFRINGEMENT WARRANTY OR INDEMNITY.

6. Bug Fixes. Delman and Secure have both tested the software embodied in the Product, and both believe it to be free from errors. Delman agrees to correct, in a timely manner, and at no charge to Secure, any errors (“bugs”) in the software embodied in the Product. Secure understands that any change in the software may result in additional charges being imposed by the manufacturer of the programmed chip used in the Product. Delman will not be responsible for these, or any other charges or delays by third parties, as a result of correcting such bugs.

7. Enhancements. Any enhancements to the Licensed Technology, reasonably requested by Secure, will be made by Delman at Delman’s prevailing market rate. Should Delman be unwilling or unable to make appropriate software modifications related to any such changes or enhancements, Delman agrees to provide Secure Computing with the source code for the programming of the Licensed Technology in accordance with paragraph 10 below.

8. Confidentiality

(a) Definition. “Confidential Information” shall only mean that information which is identified by written notice thereon as being confidential. If information is disclosed visually or orally, it shall be treated as confidential if it is identified as such at the time of disclosure and is summarized in written form, bearing a proprietary legend, and delivered to the receiving party within twenty (20) days after disclosure. Confidential Information shall not include information which is: a) rightfully in the possession of or known to the receiving party prior to the disclosure, b) publicly known or becomes publicly known through no unauthorized act of the receiving party, c) rightfully received by the receiving party from a third party without obligation of confidentiality, d) independently developed by or for the receiving party, e) transmitted by the disclosing party after expiration or termination of this Agreement, or f) required to be disclosed pursuant to a valid order created by a court or government agency, provided that the receiving party provides prior written notice to the disclosing party of such obligation and the opportunity to oppose such disclosure.

(b) Handling of Confidential Information. A party receiving Confidential Information from the other agrees to handle such Confidential Information in the same manner that it handles its own confidential information of like importance, but with at least a reasonable degree of care, for a period of five (5) years after the date of disclosure.

(c) Limitation on Disclosure. A party receiving Confidential Information from the other shall not disclose, in whole or in part, such Confidential Information to any third party without the prior written consent of the disclosing party during the period of time that such information is to be handled as confidential. The receiving party may disclose Confidential Information only to those of its employees and consultants who require knowledge of such Confidential Information for the purposes contemplated by this Agreement provided such employees and consultants have executed agreements imposing on them the duty to maintain proprietary information in confidence to the same extent as the receiving party hereunder.

(d) Obligations upon Termination. Upon termination of this Agreement or upon written request of the disclosing party, all Confidential Information shall be returned or destroyed at the disclosing party’s option. The parties’ obligations with respect to Confidential Information disclosed to it prior to termination shall survive termination.

(e) No License. Neither the execution of this Agreement nor the furnishing of any Confidential Information hereunder shall be construed as granting, either expressly, by implication, estoppel, or otherwise, any license other than as expressly set forth herein under any invention, patent, copyright, trade secret, mask work right, or any other intellectual property right, now or hereafter owned or controlled by the party furnishing same.

9. Source Code. In addition to any rights Secure may have under this Agreement, should Delman i) be unwilling or unable to provide support or make appropriate software modifications to the Licensed Technology, or ii) be in material default under this Agreement which default remains uncured for a period of thirty (30) days after receipt of written notice from Secure Delman shall, within ten (10) days after written notice from Secure, provide to Secure, at no additional cost, one complete copy of the Source Code (defined to mean the program source code corresponding to the Licensed Technology, including any and all updates, upgrades, plus all necessary instructions, documentation, tools or other information that may be necessary for the use thereof in preparation of the Product).

10. Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS AND LOST SAVINGS, HOWEVER CAUSED, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, TORT, BREACH OF WARRANTY, NEGLIGENCE, OR OTHERWISE, WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.

NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, EACH PARTY’S TOTAL LIABILITY TO THE OTHER ARISING FROM* OR IN RELATION TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR STRICT LIABILITY, SHALL BE LIMITED TO THE AMOUNT OF ROYALTIES PAID AS TO DELMAN’S LIABILITY, OR THE OUTSTANDING ROYALTIES AND OTHER PAYMENTS OWED UNDER THIS AGREEMENT AS TO SECURE’S LIABILITY.

11. Notices. All notices to a party required or permitted hereunder shall be in writing and be personally delivered, or delivered by Fed Ex or other national courier service, to the party’s address given in the opening paragraph hereof or to such other address as the party may give by written notice pursuant to and specifically referencing this Section 11.

12. Governing Law and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to such State’s conflict of laws principles. Exclusive jurisdiction and venue for any litigation arising under or relating to this Agreement shall be in the courts located in Santa Clara County, California.

13. Miscellaneous. This Agreements sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior understandings, written, verbal or implied. It may be amended, modified or waived only in writing signed on behalf of the party against which such amendment, modification or waiver is to be enforced. No waiver or failure to enforce rights hereunder by a party shall impair subsequent enforcement of any rights not specifically waived in writing If any provision is held to be unenforceable, the Agreement shall continue in effect provided that the Agreement is, or can be reasonably reformed to be, consistent with the intent of the parties. Neither party may assign this Agreement, nor any of its rights or obligations thereunder, without the prior written consent of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

Howard Delman		Secure Computing Corporation

/s/ Howard Delman	By	/s/ Mary Budge
(signature)		(signature)

1/7/00		Mary Budge
(date)		(printed name)

General Counsel
(title)

1/7/00
(date)

AMENDMENT ONE

to the

LICENSE AGREEMENT

between

SECURE COMPUTING CORPORATION

and

HOWARD DELMAN

This document (“Amendment One”) shall serve to amend the License Agreement between Secure Computing Corporation (“Secure”) and Howard Delman (“Delman”) dated December 1, 1999 (the “Agreement”).

The Agreement is amended as follows (with the capitalized terms having the same meaning as set forth in the Agreement):

1.	Section 4, Royalties, is amended as follows:

For sales of Product made to Banco Nacional de Mexico (Banamex), Secure shall pay Delman a royalty of U.S. $0.25 per Licensed Chip embodied in a Product delivered by Secure for regular commercial use.

In the event that Secure has not shipped at least 500,000 units of Product to Banamex within 12 months of the Effective Date, this Amendment One will become null and void, and henceforth the royalty for Products sold to Banamex will be at the same rate as for all other sales. Secure will have no liability for additional royalties on any sales made to Banamex while this Amendment One was in force.

Other than the modifications set forth above, the terms and conditions of the Agreement remain unchanged and in full force and effect.

The Effective Date of this Amendment One is October 20, 2005

SECURE COMPUTING CORPORATION		HOWARD DELMAN

By:	/s/ TJ Steinkopf	By:	/s/ Howard Delman

Name:	TJ Steinkopf	Date:	10/20/05

Title:	SVP/CFO

Date:	10/20/05